 PINNACLE INVESTMENTS, LLC

CODE OF ETHICS

Pinnacle Investments, LLC’s (“Pinnacle”) Compliance Department, headed by David W. Kamp, is responsible for the issuance and dissemination of all policies, procedures and directives put into place to govern the conduct of our securities trading practices.

Management may, at its discretion, impose stricter standards of conduct than what is generally required or what is indicated in the accompanying Compliance Manual. All compliance policies/procedures are issued in order to ensure that all employees maintain high standards of ethical conduct and fair principles of trade.

Compliance directives will be issued at any time an activity is discovered which is to be immediately ceased or an unacceptable course of conduct is uncovered. Failure to heed any directives will result in various disciplinary actions, including possible termination.

These Written Supervisory Policies and Procedures will be given to registered employees. A statement acknowledging receipt of same will be included which the employee is required to sign and return to the Compliance Department, for maintenance in his/her file. Signed acknowledgment will also be required for any revisions distributed from time to time, as required. The complete Broker-Dealer Supervisory Policies and Procedures Manual (“Compliance Manual”) for Pinnacle Investments, LLC is available for review or research in the Compliance Officer's office and also on the “P” drive.

As it is not possible for either the Compliance Manual nor these Written Supervisory Policies and Procedures to address every possible circumstance which may arise or the entirety of the regulatory structure under which we transact our business, Pinnacle Investments LLC expects all associated personnel to be as thoroughly familiar as possible with any and all regulations applicable to their activities. More importantly, however, is the willingness to seek guidance and assistance from management personnel and/or the Compliance Department with respect to any questions not adequately addressed by the Compliance Manual, the Written Supervisory Policies and Procedures, any supplements or directives.

It is required that all registered employees familiarize themselves with the FINRA’s Rules of Fair Practice so as to be aware of what is required, what is considered "Fair Practice" and what is not.

Pinnacle Investments, LLC has a simple, basic CODE OF ETHICS:

a) Every aspect of our business will be conducted in a fair, lawful and ethical manner.

b) Our customers will be offered only such products / services which have been determined to be appropriate for their specific needs and which provide fair value.

c) It is our obligation to respect and protect the right to privacy of all our clients.

d) Confidential or proprietary information, obtained in the course of employment with Pinnacle Investments LLC, is not to be used for personal gain or to be shared with others for their personal benefit.

e) All efforts are to be made to avoid actual or apparent conflicts of interest.   (Such a conflict may exist even when no actual wrongdoing occurs; the opportunity to act improperly may be sufficient to give the appearance of a conflict.)

f) Strict compliance with all laws and regulations governing the securities industry is paramount.

g) Management  of  Pinnacle   Investments, LLC will lead by example, creating  an environment encouraging honesty and fair play by all employees in the conduct of his or her duties.

h) Schedule “A”, Attached to these Policies & Procedures shows the name of the Supervising Principal to whom each registered employee has been “assigned” for supervisory and guidance purposes.

The management of Pinnacle Investments LLC has reviewed, and found to be acceptable, the qualifications, experience and training of all individuals prior to assigning any supervisory responsibilities.

Individual employees not living up to this Code of Ethics, as well as all other policies and directives issued by Pinnacle Investments LLC in every manner, during the course of any activities undertaken on behalf of Pinnacle Investments LLC will be subject to immediate termination.